Exhibit 10.7

QUOTIENT TECHNOLOGY INC.
CHANGE OF CONTROL SEVERANCE AGREEMENT
This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between John Kellerman (“Executive”) and Quotient Technology Inc. (the “Company”), effective as of May 1, 2022 (the “Effective Date”).
RECITALS
1.The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its stockholders (i) to assure that the Company will have the continued dedication and objectivity of Executive, and (ii) to provide Executive with an incentive to continue Executive’s employment prior to a Change of Control and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
2.The Committee believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment under certain circumstances. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.
3.Certain capitalized terms used in the Agreement are defined in Section 5 below.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.Term of Agreement. The initial term of the Agreement (the “Initial Term”) shall commence on the Effective Date and terminate on May 1, 2025 and shall automatically renew for successive terms of three (3) years thereafter (the Initial Term and each successive term, a “Term”) and any obligations of the Company hereunder will lapse upon the completion of a Term. Notwithstanding the foregoing provisions of this paragraph, (a) if a Change of Control occurs when there are fewer than twelve (12) months remaining during a Term, the term of this Agreement will extend automatically through the date that is twelve (12) months following the effective date of the Change of Control, (b) outside of a Change of Control Period, either party may terminate the Agreement, for any reason, by giving written notice to the other party at least thirty (30) days prior to May 1, 2025 or any subsequent termination date, or (c) if an initial occurrence of an act or omission by the Company constituting the grounds for “Good Reason” in accordance with Section 6(h) hereof has occurred (the “Initial Grounds”), and the expiration date of the Cure Period (as such term is used in Section 6(h)) with respect to such Initial Grounds could occur following the expiration of the Term, the term of this Agreement will extend automatically through the date that is thirty (30) days following the expiration of the Cure Period, but such extension of the term will only apply with respect to the Initial Grounds. If Executive becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2.Severance Benefits.
(a)Termination without Cause Outside of the Change of Control Period. If the Company terminates Executive’s employment with the Company without Cause (and not by reason of Executive’s death or Disability), and such termination occurs outside of the Change of Control Period, then subject to Section 4, Executive will receive the following:
(i)Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation (if any), expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements when legally required.
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(ii)Severance Payment. Executive will receive a lump-sum payment (less applicable withholding taxes) equal to fifty percent (50%) of Executive’s annual base salary as in effect immediately prior to Executive’s termination date.
(iii)COBRA Payment. The Company will provide to Executive a taxable lump-sum payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), multiplied by six (6), which payment will be made regardless of whether Executive elects COBRA continuation coverage (the “COBRA Payment”). For the avoidance of doubt, the COBRA Payment may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.
(b)Termination without Cause or Resignation for Good Reason During the Change of Control Period. If the Company terminates Executive’s employment with the Company without Cause (and not by reason of Executive’s death or Disability) or if Executive resigns from such employment for Good Reason, and, in each case, such termination occurs during the Change of Control Period, then subject to Section 4, Executive will receive the following:
(i)Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation (if any), expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements when legally required.
(ii)Severance Payment. Executive will receive a lump-sum payment (less applicable withholding taxes) equal to seventy-five percent (75%) of Executive’s annual base salary as in effect immediately prior to Executive’s termination date (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then Executive’s annual base salary in effect immediately prior to such reduction) or, if greater, at the level in effect immediately prior to the Change of Control.
(iii)Bonus Payment. Executive will receive a lump-sum payment (less applicable withholding taxes) equal to seventy-five percent (75%) of Executive’s annual bonus for the year of termination at target level as in effect immediately prior to Executive’s termination date (and for purposes of clarification, if Executive’s annual bonus target is expressed as a percentage of Executive’s annual base salary and Executive’s termination is due to a resignation for Good Reason based on a material reduction in base salary, then the payment to be made pursuant to this section will be calculated based on Executive’s annual base salary in effect immediately prior to such reduction), or, if greater, at the level in effect immediately prior to the Change of Control.
(iv)COBRA Payment. The Company will provide to Executive a taxable lump-sum payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), multiplied by nine (9), which payment will be made regardless of whether Executive elects COBRA continuation coverage (the “Change of Control COBRA Payment”). For the avoidance of doubt, the Change of Control COBRA Payment may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.
(v)Accelerated Vesting of Equity Awards. Fifty percent (50%) of Executive’s then-outstanding and unvested Equity Awards will become vested in full and in the case of stock options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than one hundred percent (100%) of the shares subject to the outstanding portion of the Equity Awards may vest and become exercisable under this provision). In the case of Equity Awards with performance-based vesting, all performance goals and other vesting criteria will be treated as set forth in Executive’s Equity Award agreement governing such Equity Award. For the avoidance of doubt, if the Company terminates Executive’s employment with the Company without Cause (and not by reason of Executive’s death or Disability) or if Executive resigns from such employment for Good Reason prior to a Change of Control, then any unvested portion of Executive’s outstanding Equity Awards will remain outstanding for three (3) months or the occurrence of a Change of Control (whichever is earlier) so that any acceleration benefits can be provided if a Change of Control occurs within three (3) months following such termination (provided that in no event will the Equity Awards remain outstanding beyond the Equity Award’s maximum term or expiration date). In such case, if no Change of Control occurs within three (3) months following Executive’s termination, any unvested portion of Executive’s Equity Awards automatically will be forfeited without having vested.
(c)Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason during the Change of Control Period) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company (if any).
(d)Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company (if any).
(e)Exclusive Remedy. In the event of a termination of Executive employment as set forth in Section 3(a) or Section 3(b) of this Agreement, the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 3 of this Agreement. For the avoidance of doubt, the payments and benefits under Section 3(b) of this Agreement are in place of and not in addition to, any payments to which Executive may have become entitled under Section 3(a) of this Agreement. To the extent Executive received or began receiving payment under Section 3(a) of this Agreement, and, due to a Change of Control, becomes eligible for payments under Section 3(b) of this Agreement, the payments previously made under Section 3(a) of this Agreement will be deemed to have been made under Section 3(b) of this Agreement.
3.Conditions to Receipt of Severance; No Duty to Mitigate
(a)Release of Claims Agreement. The receipt of any severance payments or benefits (other than the accrued benefits set forth in Section 3(a)(i) or Section 3(b)(i)) pursuant to this Agreement is subject to Executive signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage the Company, restrictive covenants (which may include non-solicit or non-competition provisions as permitted by law), and other standard terms and conditions) (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). Any severance payments or benefits under this Agreement will be paid on the first regular payroll pay day following the Release Deadline, or, if later, (A) with respect to the benefits provided in Section 3(b)(ii), 3(b)(iii), 3(b)(iv) or 3(b)(v) and in each case, to the extent not already provided under Section 3(a), if the Executive’s termination date occurs within the Change of Control Period but prior to the closing of the Change of Control, on the date of the closing of the Change of Control or (B) such time as required by Section 4(c)(iii), except that the acceleration of vesting of Equity Awards not subject to Section 409A will become effective on the tenth (10th) day following the date the Release becomes effective and irrevocable (the “Release Effective Date”) and the acceleration of vesting of Equity Awards subject to Section 409A will become effective on the Release Deadline, or, in either event, if later, with respect to the benefits provided in Section 3(b)(v), if Executive’s termination date occurs within the Change of Control Period but prior to the closing of the Change of Control, on the date of the closing of the Change of Control. If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.
(b)Confidential Information and Invention Assignment Agreements. Executive’s receipt of any payments or benefits under Section 3 (other than the accrued benefits set forth in Section 3(a)(i) or Section 3(b)(i)) will be subject to Executive continuing to comply with the terms of the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement between the Company and Executive, as such agreement may be amended from time to time.

(c)Section 409A.
(i)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A. In no event will Executive have discretion to determine the taxable year of payment of any Deferred Payments.
(ii)It is intended that none of the severance payments under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 4(c)(iv) below or resulting from an involuntary separation from service as described in Section 4(c)(v) below.
(iii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
(iv)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.
(v)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.
(vi)The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.
4.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits under Section 3 will be either:
(a)delivered in full, or
(b)delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (ii) cancellation of Equity Awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G (if two or more Equity Awards are granted on the same date, each award will be reduced on a pro-rata basis); (iii) reduction of the accelerated vesting of Equity Awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted Equity Awards will be cancelled first and if more than one Equity Award was made to Executive on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata) unless Executive elects in writing a different order for cancellation; and (iv) reduction of employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will the Executive have any discretion with respect to the ordering of payment reductions.
Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 5.
5.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a)Cause. “Cause” means the occurrence of any of the following: (i) Executive’s conviction of, or plea of “no contest” to, a felony or any crime involving fraud or embezzlement; (ii) Executive’s intentional misconduct; (iii) Executive’s material failure to perform his or her employment duties; (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company, or any of its subsidiaries, or any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company or any of its subsidiaries; (v) an act of material fraud or dishonesty against the Company or any of its subsidiaries; (vi) Executive’s material violation of any policy of the Company or any of its subsidiaries or material breach of any written agreement with the Company or any of its subsidiaries; or (vii) Executive’s failure to cooperate with the Company in any investigation or formal proceeding.
The foregoing definition does not in any way limit the Company’s ability to terminate Executive’s employment relationship at any time as provided in Section 2 above, and the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.
(b)Change of Control. “Change of Control” means the occurrence of any of the following events:
(i)any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or
(ii)the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(iii)the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
(iv)a change in the composition of the Board, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors of the Company as of the effective date of this Policy, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors of the Company at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).
Notwithstanding the foregoing, a transaction will not be a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A. Further and for purposes of clarity, a transaction will not constitute a Change of Control if its primary purposes is to: (x) change the state of the Company’s incorporation, or (y) create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(c)Change of Control Period. “Change of Control Period” means the period beginning six (6) months prior to, and ending twelve (12) months following, the first Change of Control to occur after the Effective Date.
(d)COBRA. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(e)Code. “Code” means the Internal Revenue Code of 1986, as amended.
(f)Disability. “Disability” means the total and permanent disability as defined in Section 22(e)(3) of the Code unless the Company maintains a long-term disability plan at the time Executive’s termination, in which case, the determination of disability under such plan also will be considered “Disability” for purposes of this Agreement.
(g)Equity Awards. “Equity Awards” means Executive’s outstanding stock options, stock appreciation rights, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.
(h)Good Reason. “Good Reason” means Executive’s termination of his or her employment in accordance with the next sentence after the occurrence of one or more of the following events without Executive’s express written consent: (i) a material reduction of Executive’s duties, authorities, or responsibilities relative to Executive’s duties, authorities, or responsibilities in effect immediately prior to such reduction; (ii) a material reduction by the Company in Executive’s rate of annual base salary; provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of the Company will not constitute “Good Reason”; (iii) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than thirty-five (35) miles from Executive’s then present location will not be considered a material change in geographic location; or (iv) the failure of the Company to obtain from any successor or transferee of the Company an express written and unconditional assumption of the Company’s obligations to Executive under this Agreement. In order for Executive’s termination of his or her employment to be for Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a cure period of thirty (30) days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and Executive must terminate his or her employment within thirty (30) days following the Cure Period.
(i)Section 409A Limit. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
6.Successors.
(a)The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
7.Notice.
(a)General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when sent electronically or personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, notices will be sent to the e-mail address or addressed to Executive at the home address, in either case which Executive most recently communicated to the Company in writing. In the case of the Company, electronic notices will be sent to the e-mail address of the Chief Executive Officer and the General Counsel and mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Executive Officer and General Counsel.
(b)Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than ninety (90) days after the giving of such notice).
8.Resignation. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its affiliates voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.
9.Arbitration.
(a)Arbitration. In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or termination thereof, including any breach of this Agreement, shall be resolved by a neutral arbitrator through final and binding arbitration and not by way of a court or jury trial. This agreement to arbitrate is governed by the Federal Arbitration Act (“FAA”). If the FAA is found not to apply, then this agreement to arbitrate is enforceable under the laws of the state where the Executive resides. Nothing in this agreement to arbitrate modifies the Executive’s at-will employment.
(b)Dispute Resolution. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit

Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of discrimination and wrongful termination, and any statutory or common law claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive. Notwithstanding the foregoing, this agreement to Arbitrate does not require the Executive to arbitrate any claims that may not be subject to pre-dispute arbitration agreements as a matter of law, including claims relating to a sexual harassment or sexual assault dispute that arise or accrue after March 3, 2022. The Executive acknowledges, however, that although arbitration of such claims is not required, the Executive may agree to submit any such claims to binding arbitration pursuant to this section.
(c)Procedure. Executive agrees that any arbitration will be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The arbitrator will have the power to award any remedies available under applicable law, and the arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that Executive will pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law. Executive agrees that the arbitrator will administer and conduct any arbitration in accordance with the law of the state where Executive resides and that the arbitrator will apply substantive and procedural law of the state where Executive resides to any dispute or claim, without reference to the rules of conflict of law. To the extent that the JAMS Rules conflict with the law of state where Executive resides, the law of the state where Executive resides will take precedence. The decision of the arbitrator will be in writing. Any arbitration under this Agreement will be conducted in the county where Executive resides.
(d)Remedy. Except as provided by the Act, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.
(e)Administrative Relief. Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. However, Executive may not pursue court action regarding any such claim, except as permitted by law.
(f)Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.
10.Miscellaneous Provisions.
(a)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.
(b)Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(d)Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. Accordingly, by executing this Agreement and both during and following the Term, Executive hereby forfeits and waives any rights to severance or change of control benefits set forth in any employment agreement, offer letter and/or Equity Award agreement, except as set forth in this Agreement. For purposes of clarification, following the Term, Executive will not be eligible to receive severance or change of control benefits set forth in any employment agreement, offer letter and/or Equity Award agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.
(e)Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the state where Executive resides (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.
(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(g)Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.
(h)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	QUOTIENT TECHNOLOGY INC.
By: /s/ Connie Chen
Title: General Counsel
Date: April 29, 2022

EXECUTIVE	By: /s/ John Kellerman
Title: Chief Accounting Officer
Date: May 10, 2022

[Signature page of the Change of Control Severance Agreement]